EXHIBIT 23

Consent of Independent Auditors

SNODGRASS

Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated February 6, 2004 relative to the consolidated balance sheets of First West Virginia Bancorp, Inc. as of December 31, 2003 and 2002 and the related statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. Said report is included in the 2003 Annual Report to Shareholders of First West Virginia Bancorp, Inc. (Exhibit 13.1 to this Form 10-K).

/s/ S. R. Snodgrass

Wheeling, West Virginia
March 26, 2004

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030 Facsimile: 304-233-3062